Exhibit 99.1

Enterprise Reports Results for Second Quarter 2021

Houston, Texas (Wednesday, July 28, 2021) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and six months ended June 30, 2021.

Enterprise reported net income attributable to common unitholders of $1.1 billion, or $0.50 per unit on a fully diluted basis, for the second quarter of 2021, compared to $1.0 billion, or $0.47 per unit on a fully diluted basis, for the second quarter of 2020.  Net income for the second quarters of 2021 and 2020 was reduced by non-cash, asset impairment charges of $18 million, or $0.01 per fully diluted unit, and $12 million, or $0.01 per fully diluted unit, respectively.

Net cash flow provided by operating activities, or cash flow from operations (“CFFO”), was $2.0 billion for the second quarter of 2021 compared to $1.2 billion for the second quarter of 2020.  CFFO for the second quarter of 2021 included $300 million of net cash provided by changes in working capital accounts, while CFFO for the second quarter of 2020 was reduced by $431 million of net cash used for working capital.  Distributions declared with respect to the second quarter of 2021 increased 1.1 percent to $0.45 per unit, or $1.80 per unit annualized, compared to distributions declared for the second quarter of 2020.   Enterprise’s payout ratio of distributions to common unitholders and partnership unit buybacks for the twelve months ended June 30, 2021 was 60 percent of CFFO.  For the twelve months ended June 30, 2021, Free Cash Flow (“FCF”) was $4.2 billion compared to $2.7 billion for the twelve months ended June 30, 2020.

Distributable Cash Flow (“DCF”) was $1.6 billion for both the second quarters of 2021 and 2020.  DCF provided 1.6 times coverage of the distribution declared with respect to the second quarter of 2021.  Enterprise retained $607 million of DCF for the second quarter of 2021, and $2.7 billion for the twelve months ended June 30, 2021.

Second Quarter Highlights
	Three Months Ended June 30,
($ in millions, except per unit amounts)	2021	2020
Operating income	$1,493	$1,437
Net income (1)	$1,146	$1,061
Fully diluted earnings per common unit (1)	$0.50	$0.47
Net cash provided by operating activities (CFFO) (2)	$1,994	$1,182
Total gross operating margin (3)	$2,061	$1,998
Adjusted EBITDA (3)	$2,008	$1,961
FCF (3)	$1,386	$305
DCF (3)	$1,599	$1,577

(1)
Net income and fully diluted earnings per common unit for the second quarters of 2021 and 2020 include non-cash, asset impairment charges of $18 million or $0.01 per unit, and $12 million, or $0.01 per unit, respectively.  For the six months ended June 30, 2021 and 2020, net income and fully diluted earnings per common unit include $84 million, or $0.04 per unit, and $13 million, or $0.01 per unit, respectively, of non-cash, asset impairment charges.

(2)
CFFO reflects the timing of cash receipts and payments related to operations along with other changes in working capital accounts. The net effect of changes in operating accounts, which are a component of CFFO, was a net increase of $300 million in the second quarter of 2021 compared to a net decrease of $431 million in the second quarter of 2020.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Gross operating margin, operating income and net income attributable to common unitholders included non-cash, mark-to-market (“MTM”) gains on financial instruments used in our commodity hedging activities of $23 million for the second quarter of 2021 and $62 million for the second quarter of 2020.

•
Capital investments were $634 million in the second quarter of 2021 and $1.3 billion for the first six months of 2021. Included in these investments were sustaining capital expenditures of $117 million in the second quarter of 2021 and $261 million in the first six months of 2021.

Second Quarter Volume Highlights
	Three Months Ended June 30,
	2021	2020
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.4	6.2
Marine terminal volumes (million BPD)	1.6	1.7
Natural gas pipeline volumes (TBtus/d)	14.2	13.0
NGL fractionation volumes (million BPD)	1.2	1.2
Propylene plant production volumes (MBPD)	113	72
Fee-based natural gas processing volumes (Bcf/d)	4.2	4.1
Equity NGL production volumes (MBPD)	198	188
As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day, and “TBtus/d” means trillion British thermal units per day.

“Enterprise’s second quarter results reflected the ongoing recovery in demand for crude oil, NGLs, primary petrochemicals and refined products as the global economy continues to reopen from COVID-related lockdowns,” said A.J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.  “Our liquids pipelines transported 6.4 million BPD for the second quarter of 2021, which is within four percent of our 2019 volumes of 6.7 million BPD.  Enterprise’s natural gas pipelines transported 14.2 TBtus/d for the second quarter, equaling our 2019 volumes.  NGL fractionation volumes for the second quarter of 2021 remained strong at near record levels of 1.2 million BPD.  Our propylene production for the second quarter of 2021 was a record 113 MBPD.  Liquid volumes handled by our marine terminals for the second quarter of this year were 1.6 million BPD, which still lagged 2019 volumes of 1.9 million BPD primarily due to weakness in crude oil and refined product exports.”

“The partnership generated $2.1 billion of gross operating margin for the second quarter of 2021 primarily attributable to record results for our propylene business, improved natural gas processing margins and volumes, higher product values across our system and $66 million of payments received from the Texas Load Resources Demand Response Program.  Cash flow from operations for the second quarter of 2021 was $2 billion, which more than fully funded our capital expenditures and cash distributions to common unitholders for the quarter of $634 million and $991 million, respectively,” stated Teague.

“Our commercial teams continue to make progress with certain of our downstream customers regarding growth projects under development.  Enterprise’s newly formed energy evolution technology team has made remarkable early progress in researching and identifying areas that are complementary to our existing competencies and assets such as carbon capture and sequestration, hydrogen and renewable fuels,” continued Teague.

“Enterprise’s major construction projects remain on-time and on-budget.  The next two growth projects scheduled for completion in the fourth quarter of 2021 are the Gillis natural gas pipeline that will connect Haynesville Shale production with the LNG markets in southwest Louisiana and a natural gasoline treater in Chambers County, Texas.  The partnership completed the quarter with a strong balance sheet and $5.4 billion in liquidity, which gives us the flexibility to fund energy evolution-type projects as they develop and to continue to return capital to our investors,” said Teague.

Review of Second Quarter 2021 Results

Enterprise reported total gross operating margin of $2.1 billion for the second quarter of 2021 compared to $2.0 billion for the second quarter of 2020. Below is a review of each business segment’s performance for the second quarter of 2021.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment increased 13 percent to $1.1 billion for the second quarter of 2021 from     $968 million for the second quarter of 2020.  Gross operating margin for the second quarter of 2021 and 2020 included non-cash, mark-to-market gains of $15 million and $36 million, respectively, from hedging activities.

Enterprise’s natural gas processing and related NGL marketing business reported gross operating margin of $286 million for the second quarter of 2021 compared to $199 million for the second quarter of 2020.  Higher average gas processing margins, including contributions from hedging activities, from the partnership’s Rocky Mountain, South Texas and Louisiana and Mississippi processing plants accounted for a $79 million increase in gross operating margin.  A 106 percent increase in composite NGL prices contributed to the improvement in average processing margins.  Partially offsetting these benefits was a $17 million decrease in gross operating margin attributable to the partnership’s South Texas gas processing facilities from lower average processing fees and a 49 MMcf/d decrease in fee-based processing volumes.

Total fee-based processing volumes were 4.2 Bcf/d in the second quarter of 2021 compared to 4.1 Bcf/d in the second quarter of 2020.  The partnership’s equity NGL production increased to 198 MBPD this quarter from 188 MBPD in the second quarter of last year.

Gross operating margin from NGL marketing activities increased $25 million, primarily due to higher average sales margins, partially offset by lower sales volumes.

Gross operating margin from the partnership’s NGL pipelines and storage business decreased $51 million to $555 million for the second quarter of 2021 from $606 million for the second quarter of 2020.  NGL pipeline transportation volumes were 3.4 million BPD in the second quarter of 2021 compared to 3.5 million BPD in the second quarter of 2020.  NGL marine terminal volumes were 665 MBPD for the second quarter of 2021 compared to 701 MBPD for the same quarter last year.

Gross operating margin from Enterprise’s Dixie Pipeline and related terminals decreased $19 million for the second quarter of 2021 versus the second quarter of 2020, primarily due to lower transportation volumes of 74 MBPD and higher operating costs associated with downtime for pipeline assessment and integrity activities.

Enterprise’s NGL pipelines that serve the Permian Basin and Rocky Mountain producers, including the Mid-America and Seminole NGL Pipeline Systems, Shin Oak NGL Pipeline and Chaparral NGL pipeline, on a combined basis had a $7 million decrease in gross operating margin for the second quarter of 2021 compared to the second quarter of last year.  The primary reason for the decrease was higher operating costs, partially offset by higher average transportation fees on the Mid-America Pipeline System.

Gross operating margin from the partnership’s NGL storage complex in Chambers County, Texas decreased $15 million for the second quarter of 2021 compared to the second quarter of last year, primarily due to higher operating costs and lower throughput fee revenues.  The Enterprise Hydrocarbons Terminal (“EHT”) and related Channel pipeline had a $12 million decrease in gross operating margin for the second quarter of this year compared to the second quarter of 2020, primarily due to a 62 MBPD decrease in export volumes.

The South Texas NGL Pipeline System had a $14 million increase in gross operating margin, primarily due to higher pipeline capacity fees and a 27 MBPD increase in transportation volumes.

Enterprise’s NGL fractionation business reported a $94 million increase in gross operating margin for the second quarter of 2021 compared to the second quarter of 2020. Total NGL fractionation volumes were 1.2 million BPD for both the second quarters of 2021 and 2020.

 Gross operating margin from the partnership’s Chambers County NGL fractionation complex reported a $102 million increase in gross operating margin for the second quarter of 2021 compared to the second quarter of last year, primarily due to gains from the optimization of our power supply arrangements and payments received for voluntarily reducing power consumption in February 2021 under the Texas Load Resource Demand Response Program (“LaaR”).  NGL fractionation volumes increased 137 MBPD, net to our interest, primarily due to contributions from Frac XI that began operations in September 2020.

Enterprise’s Norco fractionator in Louisiana had an $11 million decrease in gross operating margin for the second quarter of this year versus the same quarter in 2020, primarily due to 36 days of downtime and expense associated with planned major maintenance activities completed in the second quarter of 2021.  NGL fractionation volumes decreased 34 MBPD in the second quarter of 2021 compared to the same quarter in 2020.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment was $419 million for the second quarter of 2021 compared to $634 million for the second quarter of 2020.  Gross operating margin for the second quarter of 2021 included $10 million of non-cash, mark-to-market losses related to hedging activities compared to $8 million of non-cash, mark-to-market gains for the second quarter of 2020. Total crude oil pipeline transportation volumes were 2.0 million BPD for the second quarter of this year compared to 1.9 million BPD for the second quarter of 2020.  Total crude oil marine terminal volumes were 770 MBPD for the second quarter of 2021 compared to 726 MBPD for the second quarter of 2020.

Gross operating margin from crude oil marketing activities for the second quarter of 2021 decreased $219 million compared to the second quarter of 2020, primarily due to lower average sales margins, including the impact of hedging activities.  Results for the second quarter of 2020 benefited from higher margins attributable to strategies that optimized our crude oil storage and transportation assets.

The partnership’s West Texas Pipeline System had an $8 million decrease in gross operating margin for the second quarter of 2021 compared to the second quarter of last year, primarily due to lower average transportation fees.  Volumes transported on this pipeline for the second quarter of 2021 increased by 20 MBPD compared to the same quarter of last year.  An 18 MBPD decrease in transportation volumes for the second quarter of 2021 versus the second quarter of 2020 led to a $6 million decrease in gross operating margin from the South Texas Crude Oil Pipeline System.

Gross operating margin from crude oil activities at EHT decreased $8 million for the second quarter of 2021 compared to the same quarter of 2020 due to lower storage revenues and other fees.

Enterprise’s share of gross operating margin associated with the Seaway Pipeline increased $23 million for the second quarter of this year compared to the same quarter in 2020, primarily due to our share of payments received associated with the LaaR program in connection with the winter storms in February 2021.  Transportation volumes decreased 50 MBPD, net to our interest, this quarter compared to the second quarter of 2020.

Gross operating margin from Enterprise’s Midland-to-ECHO System increased $4 million for the second quarter of 2021 compared to the second quarter of 2020, primarily due to higher transportation volumes of 206 MBPD, net to our interest, partially offset by lower average sales margins from marketing activities and higher operating costs.  The increase in transportation volumes was primarily due to the Midland-to-ECHO 3 pipeline, which began operations in October 2020.

Natural Gas Pipelines & Services – Enterprise’s Natural Gas Pipelines & Services segment reported gross operating margin of $202 million for the second quarter of 2021 compared to $209 million for the second quarter of 2020.  Total natural gas transportation volumes were 14.2 TBtus/d for the second quarter of 2021 compared to 13.0 TBtus/d for the second quarter of 2020.

Gross operating margin from the partnership’s Permian Basin Gathering System increased $32 million for the second quarter of 2021 compared to the second quarter of 2020, primarily due to higher average condensate sales prices and volumes, and higher natural gas gathering volumes of 534 BBtus/d.  The increase in gathering volumes correspond to deliveries to Enterprise’s Orla and Mentone processing facilities.

Gross operating margin from Enterprise’s natural gas marketing business decreased $27 million for the second quarter of 2021 compared to the second quarter of 2020, primarily due to lower average sales margins.

Gross operating margin from the partnership’s Texas Intrastate System decreased $7 million for the second quarter of this year compared to the same quarter in 2020.  This decrease in gross operating margin was primarily attributable to lower capacity reservation fees, which accounted for a $25 million decrease, partially offset by a combined $18 million increase in gross operating margin from higher storage and other fees, and higher transportation volumes.  Natural gas pipeline volumes for this system were 5.1 TBtus/d in the second quarter of 2021 compared to 4.1 TBtus/d in the second quarter of 2020.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased $134 million to $326 million for the second quarter of 2021 compared to $192 million for the second quarter of 2020. Total segment pipeline transportation volumes were a record 977 MBPD this quarter compared to 786 MBPD for the same quarter of last year.

Gross operating margin from the partnership’s propylene production and related activities was a record $204 million for the second quarter of 2021 compared to $61 million for the second quarter of 2020.  Gross operating margin generated by Enterprise’s propylene facilities at the Chambers County complex increased $141 million, primarily due to higher average sales margins, propylene and associated by-product sales volumes, and fractionation fees.  Partially offsetting these increases in gross operating margin was higher utility and other operating expenses.  Total propylene production and associated by-product volumes for the second quarter of 2021 increased 41 MBPD to a record 113 MBPD compared to 72 MBPD for the second quarter of 2020.  This includes a 16 MBPD increase from the partnership’s propane dehydrogenation (“PDH”) facility. The PDH facility had 46 days of unplanned downtime in the second quarter of 2020 for major maintenance activities.

Gross operating margin from butane isomerization and related operations increased $4 million for the second quarter of 2021 compared to the same quarter of last year, primarily due to higher by-product sales and isomerization and standalone DIB production volumes, which increased by 16 MBPD and 43 MBPD, respectively.  These increases in revenues were partially offset by higher utility and maintenance costs.

Gross operating margin from refined products pipelines and related activities for the second quarter of 2021 increased $3 million compared to the second quarter of last year.  Gross operating margin from the TE Products Pipeline System increased $15 million primarily due to a 52 MBPD increase in interstate refined product transportation volumes.  Total transportation volumes on the TE Products Pipeline System increased by a net 146 MBPD for the second quarter of this year compared to the same quarter in 2020, primarily due to recovering demand for motor fuels. Partially offsetting this increase was a $12 million decrease in gross operating margin from refined products marketing activities due to lower sales volumes and average sales margins.

The partnership’s octane enhancement business and related operations had a $19 million decrease in gross operating margin this quarter compared to the second quarter of 2020, primarily due to higher operating costs and lower sales volumes.  Production volumes at our octane enhancement facility were 4 MBPD lower primarily due to 30 days of downtime during the second quarter of 2021 related to planned major maintenance activities that were completed in early May 2021.

Capitalization

Total debt principal outstanding at June 30, 2021 was $28.8 billion, including $2.6 billion of junior subordinated notes, to which the debt rating agencies ascribe partial equity content.  At June 30, 2021, Enterprise had consolidated liquidity of approximately $5.4 billion, comprised of unrestricted cash on hand and available borrowing capacity under its revolving credit facilities.

Capital Investments

Total capital spending in the second quarter of 2021 was $634 million, which includes $117 million of sustaining capital expenditures.  For the first six months of 2021, Enterprise’s capital spending was $1.3 billion, including $261 million of sustaining capital expenditures.  Included in sustaining capital expenditures for the first six months were $97 million associated with the planned turnarounds of the PDH, octane enhancement and high-purity isobutylene facilities.

Our current expectation for growth capital investments associated with sanctioned projects for 2021 and 2022 is $1.7 billion and $800 million, respectively.  These estimates do not include capital investments associated with Enterprise’s proposed deepwater Seaport Oil Terminal (“SPOT”), which remains subject to governmental approval.  We currently expect sustaining capital expenditures to be approximately $440 million for 2021.

Conference Call to Discuss Second Quarter 2021 Earnings

Today, Enterprise will host a conference call to discuss second quarter 2021 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, direct and indirect effects of the COVID-19 pandemic, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2021	2020	2021	2020	2021
Revenues	$9,450.1	$5,751.0	$18,605.4	$13,233.5	$32,571.6
Costs and expenses:
Operating costs and expenses	8,066.7	4,370.4	15,620.1	10,430.7	27,560.5
General and administrative costs	51.5	57.0	107.8	112.5	214.9
Total costs and expenses	8,118.2	4,427.4	15,727.9	10,543.2	27,775.4
Equity in income of unconsolidated affiliates	160.7	113.3	309.6	254.1	481.6
Operating income	1,492.6	1,436.9	3,187.1	2,944.4	5,277.8
Other income (expense):
Interest expense	(316.1)	(320.2)	(638.9)	(637.7)	(1,288.6)
Other, net	0.7	3.8	1.6	9.6	5.7
Total other expense, net	(315.4)	(316.4)	(637.3)	(628.1)	(1,282.9)
Income before income taxes	1,177.2	1,120.5	2,549.8	2,316.3	3,994.9
Benefit from (provision for) income taxes	(31.2)	(59.7)	(41.2)	119.5	(36.4)
Net income	1,146.0	1,060.8	2,508.6	2,435.8	3,958.5
Net income attributable to noncontrolling interests	(32.7)	(26.1)	(54.0)	(51.0)	(113.1)
Net income attributable to preferred units	(1.0)	–	(1.9)	–	(2.8)
Net income attributable to common unitholders	$1,112.3	$1,034.7	$2,452.7	$2,384.8	$3,842.6
Per common unit data (fully diluted):
Earnings per common unit	$0.50	$0.47	$1.11	$1.08	$1.75
Average common units outstanding (in millions)	2,205.5	2,201.9	2,204.3	2,203.0	2,202.7

Supplemental financial data:
Net cash flow provided by operating activities	$1,993.9	$1,181.6	$4,017.0	$3,193.8	$6,714.7
Cash flows used in investing activities	$571.7	$858.8	$1,228.7	$1,930.5	$2,418.9
Cash flows used in financing activities	$1,145.6	$1,001.8	$3,335.4	$236.7	$5,121.4
Total debt principal outstanding at end of period	$28,821.4	$29,896.4	$28,821.4	$29,896.4	$28,821.4

Non-GAAP Distributable Cash Flow (1)	$1,598.5	$1,577.3	$3,335.8	$3,130.9	$6,611.6
Non-GAAP Adjusted EBITDA (2)	$2,008.1	$1,961.2	$4,253.7	$3,939.9	$8,369.5
Non-GAAP Free Cash Flow (3)	$1,385.6	$305.4	$2,735.0	$1,221.2	$4,184.2
Gross operating margin by segment:
NGL Pipelines & Services	$1,097.6	$968.1	$2,184.0	$2,010.1	$4,356.3
Crude Oil Pipelines & Services	418.9	634.4	819.1	1,087.3	1,729.1
Natural Gas Pipelines & Services	202.0	208.9	737.2	492.7	1,171.1
Petrochemical & Refined Products Services	326.3	191.5	607.8	470.0	1,219.6
Total segment gross operating margin (4)	2,044.8	2,002.9	4,348.1	4,060.1	8,476.1
Net adjustment for shipper make-up rights (5)	16.6	(4.5)	36.6	(14.2)	(34.9)
Non-GAAP total gross operating margin (6)	$2,061.4	$1,998.4	$4,384.7	$4,045.9	$8,441.2

(1)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(4)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(5)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(6)	See Exhibit G for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2021	2020	2021	2020	2021
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,428	3,482	3,377	3,622	3,488
NGL marine terminal volumes (MBPD)	665	701	659	721	691
NGL fractionation volumes (MBPD)	1,245	1,154	1,216	1,186	1,241
Equity NGL production volumes (MBPD) (2)	198	188	180	164	160
Fee-based natural gas processing volumes (MMcf/d) (3,4)	4,187	4,136	4,102	4,398	4,318
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,041	1,890	1,988	2,141	1,994
Crude oil marine terminal volumes (MBPD)	770	726	671	854	633
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	14,161	12,975	13,934	13,419	13,676
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	113	72	99	85	95
Butane isomerization volumes (MBPD)	84	68	74	86	90
Standalone DIB processing volumes (MBPD)	173	130	156	118	146
Octane enhancement and related plant sales volumes (MBPD) (6)	31	32	30	33	38
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	977	786	859	748	854
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	198	250	233	261	247
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,446	6,158	6,224	6,511	6,336
Natural gas pipeline transportation volumes (BBtus/d)	14,161	12,975	13,934	13,419	13,676
Equivalent pipeline transportation volumes (MBPD) (8)	10,173	9,572	9,891	10,042	9,935
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,633	1,677	1,563	1,836	1,571

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)	Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane additive and iBDH facilities located at our Chambers County complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2020 by quarter:
First Quarter	$1.95	$0.14	$0.37	$0.57	$0.63	$0.93	$0.31	$0.18
Second Quarter	$1.71	$0.19	$0.41	$0.43	$0.44	$0.41	$0.26	$0.11
Third Quarter	$1.98	$0.22	$0.50	$0.58	$0.60	$0.80	$0.35	$0.17
Fourth Quarter	$2.67	$0.21	$0.57	$0.76	$0.68	$0.92	$0.41	$0.24
2020 Averages	$2.08	$0.19	$0.46	$0.59	$0.59	$0.77	$0.33	$0.18

2021 by quarter:
First Quarter	$2.71	$0.24	$0.89	$0.94	$0.93	$1.33	$0.73	$0.44
Second Quarter	$2.83	$0.26	$0.87	$0.97	$0.98	$1.46	$0.67	$0.27
2021 Averages	$2.77	$0.25	$0.88	$0.96	$0.96	$1.40	$0.70	$0.36

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)	NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”).  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2020 by quarter:
First Quarter	$46.17	$45.51	$47.81	$48.15
Second Quarter	$27.85	$28.22	$29.68	$30.12
Third Quarter	$40.93	$41.05	$41.77	$42.47
Fourth Quarter	$42.66	$43.07	$43.63	$44.08
2020 Averages	$39.40	$39.46	$40.72	$41.21

2021 by quarter:
First Quarter	$57.84	$59.00	$59.51	$59.99
Second Quarter	$66.07	$66.41	$66.90	$67.95
2021 Averages	$61.96	$62.71	$63.21	$63.97

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.64 per gallon during the second quarter of 2021 versus $0.31 per gallon during the second quarter of 2020.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  A change in our consolidated marketing revenues due to higher energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable increases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.		Exhibit D
Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Free Cash Flow (“FCF”)
Net cash flow provided by operating activities (GAAP)	$1,993.9	$1,181.6	$4,017.0	$3,193.8
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(571.7)	(858.8)	(1,228.7)	(1,930.5)
Cash contributions from noncontrolling interests	5.0	14.5	18.1	19.7
Cash distributions paid to noncontrolling interests	(41.6)	(31.9)	(71.4)	(61.8)
FCF (non-GAAP)	$1,385.6	$305.4	$2,735.0	$1,221.2

	For the Twelve Months Ended June 30,
	2021	2020
Net cash flow provided by operating activities (GAAP)	$6,714.7	$6,530.6
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(2,418.9)	(4,219.5)
Cash contributions from noncontrolling interests	29.3	552.9
Cash distributions paid to noncontrolling interests	(140.9)	(121.1)
FCF (non-GAAP)	$4,184.2	$2,742.9

FCF is a measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF appropriately reflects the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.			Exhibit E
Distributable Cash Flow – UNAUDITED
($ in millions)					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020	2021
Distributable Cash Flow (“DCF”)
Net income attributable to common unitholders (GAAP)	$1,112.3	$1,034.7	$2,452.7	$2,384.8	$3,842.6
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	533.8	522.7	1,058.8	1,031.7	2,099.0
Cash distributions received from unconsolidated affiliates	168.8	178.4	299.3	315.6	597.8
Equity in income of unconsolidated affiliates	(160.7)	(113.3)	(309.6)	(254.1)	(481.6)
Asset impairment charges	17.9	11.8	83.5	13.4	960.7
Change in fair market value of derivative instruments	(23.2)	(61.9)	(38.8)	(91.4)	(26.7)
Deferred income tax expense (benefit)	19.5	53.4	24.1	(130.7)	7.2
Sustaining capital expenditures (1)	(116.8)	(74.0)	(260.6)	(142.9)	(411.3)
Other, net (2)	2.8	22.0	(99.1)	33.7	(110.3)
Operational DCF	1,554.4	1,573.8	3,210.3	3,160.1	6,477.4
Proceeds from asset sales	44.1	3.5	50.3	4.1	59.0
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	75.2	(33.3)	75.2
DCF (non-GAAP)	1,598.5	1,577.3	3,335.8	3,130.9	6,611.6
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	300.2	(430.7)	399.2	(89.0)	(279.3)
Sustaining capital expenditures	116.8	74.0	260.6	142.9	411.3
Other, net	(21.6)	(39.0)	21.4	9.0	(28.9)
Net cash flow provided by operating activities (GAAP)	$1,993.9	$1,181.6	$4,017.0	$3,193.8	$6,714.7

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

(2)	The first six months of 2021 include $100 million of accounts receivable that we do not expect to collect in the normal billing cycle.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Enterprise Products Partners L.P.					Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020	2021
Net income (GAAP)	$1,146.0	$1,060.8	$2,508.6	$2,435.8	$3,958.5
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	511.7	507.1	1,019.4	1,001.6	2,027.5
Interest expense, including related amortization	316.1	320.2	638.9	637.7	1,288.6
Cash distributions received from unconsolidated affiliates	168.8	178.4	299.3	315.6	597.8
Equity in income of unconsolidated affiliates	(160.7)	(113.3)	(309.6)	(254.1)	(481.6)
Asset impairment charges	17.9	11.8	83.5	13.4	960.7
Provision for (benefit from) income taxes	31.2	59.7	41.2	(119.5)	36.4
Change in fair market value of commodity derivative instruments	(23.2)	(61.9)	(38.8)	(91.4)	(26.7)
Other, net	0.3	(1.6)	11.2	0.8	8.3
Adjusted EBITDA (non-GAAP)	2,008.1	1,961.2	4,253.7	3,939.9	8,369.5
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(316.1)	(320.2)	(638.9)	(637.7)	(1,288.6)
Deferred income tax expense (benefit)	19.5	53.4	24.1	(130.7)	7.2
Benefit from (provision for) income taxes	(31.2)	(59.7)	(41.2)	119.5	(36.4)
Net effect of changes in operating accounts, as applicable	300.2	(430.7)	399.2	(89.0)	(279.3)
Other, net	13.4	(22.4)	20.1	(8.2)	(57.7)
Net cash flow provided by operating activities (GAAP)	$1,993.9	$1,181.6	$4,017.0	$3,193.8	$6,714.7

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.					Exhibit G
Gross Operating Margin – UNAUDITED
($ in millions)					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020	2021
Total gross operating margin (non-GAAP)	$2,061.4	$1,998.4	$4,384.7	$4,045.9	$8,441.2
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(499.1)	(494.3)	(995.2)	(977.1)	(1,979.6)
Asset impairment charges in operating costs and expenses	(17.9)	(11.8)	(83.4)	(13.4)	(960.6)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	(0.3)	1.6	(11.2)	1.5	(8.3)
General and administrative costs	(51.5)	(57.0)	(107.8)	(112.5)	(214.9)
Total operating income (GAAP)	$1,492.6	$1,436.9	$3,187.1	$2,944.4	$5,277.8

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (5) to Exhibit A of this press release.

Enterprise Products Partners L.P.					Exhibit H
Other Information – UNAUDITED
($ in millions)					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020	2021
Capital investments:
Capital expenditures	$622.2	$896.4	$1,301.2	$1,975.9	$2,613.2
Investments in unconsolidated affiliates	–	4.0	1.3	7.3	9.6
Other investing activities	11.8	9.6	13.4	12.5	21.5
Total capital investments	$634.0	$910.0	$1,315.9	$1,995.7	$2,644.3

The following table summarizes the non-cash, mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2021	2020	2021	2020	2021
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$14.7	$35.7	$51.8	$23.4	$76.8
Crude Oil Pipelines & Services	(9.8)	8.1	(11.2)	18.8	(9.9)
Natural Gas Pipelines & Services	1.1	(4.0)	(1.4)	24.8	(19.9)
Petrochemical & Refined Products Services	17.2	22.1	(0.4)	24.4	(20.3)
Total mark-to-market impact on gross operating margin	$23.2	$61.9	$38.8	$91.4	$26.7